Exhibit 10.3

Non-Negotiable Certificate
Representing a Participant Interest in the
Daily Journal Corporation (“DJC”) Management Incentive Plan
to an Employee or Independent Contractor, as long as that Person Remains
Employed or Engaged by DJC or one of its Subsidiaries,
based on Earnings of Sustain Technologies Inc. (“Sustain”)

[DATE]

This non-negotiable certificate represents the right of ______________________ (the “Holder”) to receive, in addition to all other amounts due or awarded:

1. In December [YEAR],             / 1,805,053 of the earnings of Sustain for the year ending September [YEAR], before taxes, workers’ compensation expenses and supplemental compensation expenses; plus

2. In December of each of the following nine years, the same fraction of the earnings of Sustain for the year ended the preceding September 30, before taxes, workers’ compensation expenses and supplemental compensation expenses.

If more shares of DJC are issued for consideration (e.g., in a merger or public offering), the denominator of the Holder’s fractional interest will be increased by the number of shares issued, effective with the first payment due thereafter, to reflect the share increase. Both the numerator and the denominator of the fraction will be appropriately adjusted to reflect any increases in shares outstanding which occur without additional consideration to DJC, as in stock splits and stock dividends.

No additional payments will be made to the Holder under this or any other certificate (all of which shall expire) after the Holder either (1) shall have left the employ or engagement of DJC and its subsidiaries prior to the Holder’s reaching age 65, for any reason whatsoever other than death (including but not limited to being unreasonably fired by DJC or one of its subsidiaries, or having his or her engagement terminated by DJC or one of its subsidiaries for any reason or no reason, prior to reaching age 65) or (2) directly or indirectly enters the employ of or becomes engaged by (either as a direct or indirect employee or direct or indirect independent contractor) any competitor of DJC or any of its subsidiaries whether such employment or engagement occurs before or after the Holder reaches age 65. If this certificate has not expired prior to the time of the Holder’s death, payments will continue to be made under this certificate (and any other unexpired certificates) to the Holder’s beneficiaries until expiration. Otherwise, all certificates are non-transferrable.

Compensation to the Holder under this certificate, and other such certificates issued to the Holder (and other employees and independent contractors), shall not be deducted in making earnings computations for the purpose of the Plan. Earnings computations, for purposes of the Plan, shall be reasonable approximations made by DJC to facilitate convenient and economical accounting practices and will be final and binding on the Holder.

Payments to be made under this non-negotiable certificate are in addition to payments to be made under unexpired certificates, if any, issued to the Holder in prior years.  This non-negotiable certificate is hereby modified by the Addendum attached hereto.

IN WITNESS WHEREOF, this certificate is executed as of [DATE].

DAILY JOURNAL CORPORATION

By:

Name:

Title:

HOLDER NAME: _________________________________

ADDENDUM

to Non-Negotiable Certificate Representing a Participant Interest in the
Daily Journal Corporation (“DJC”) Management Incentive Plan to an Employee
or Independent Contractor, as long as that Person Remains Employed or Engaged by DJC or one of its Subsidiaries, based on Earnings of Sustain Technologies, Inc. (“Sustain”)

[DATE]

Reference is made to that certain Non-Negotiable Certificate, dated ____________, _____, representing an interest in __________/1,805,053 of the earnings of Sustain for the year ended September _______ and for each of the following nine years, before taxes, workers’ compensation expenses and supplemental compensation expenses, subject to the terms, conditions and adjustments set forth therein (the “Certificate”).  Capitalized terms used herein but not defined shall have the meanings set forth in the Certificate.

At any time prior to a Triggering Event (as defined below), the Holder will have the option to elect to receive a Stock Equivalent Bonus (as defined below) that will be distributed concurrently with the Triggering Event in lieu of further payments, if any, under the Certificate.  If the Holder makes this election and actually receives a Stock Equivalent Bonus, the Certificate shall be cancelled and be of no further force or effect.

Each of the following events shall be a “Triggering Event” and shall have the associated “Value” described below:

(a)	A sale of Sustain, with Sustain’s Value equal to the sales proceeds, less expenses of sale;

(b)
A sale of DJC, including Sustain, with Sustain’s Value determined by DJC’s compensation committee in its sole and absolute discretion, based on its appraisal of the (i) value of Sustain divided by (ii) the value of DJC as a whole, multiplied by (iii) the sales proceeds, less expenses of sale; or

(c)
An initial public offering (“IPO”) of shares of Sustain stock, with Sustain’s Value equal to the number of shares of Sustain’s stock outstanding just prior to the IPO multiplied by the IPO price per share.

In a Triggering Event, if the Holder has made the election referred to above and (a) the Certificate is still in effect on the date of the Triggering Event or (b) the Certificate was cancelled within the 365 days before the Triggering Event because Sustain, and not the Holder, terminated the Holder’s employment or engagement other than for “serious cause” (with a termination being for “serious cause” only if (i) because of serious and willful misconduct or a serious violation of an important DJC policy or (ii) at the time of termination, the Holder was not a full-time employee or independent contractor of Sustain), then the Holder will receive a Stock Equivalent Bonus, calculated as follows:

Sustain’s Value x ___________/1,805,053 (as adjusted per the terms of the Certificate)

In the event of an IPO, the electing Holder shall be entitled, at a time selected by DJC prior to the IPO, to choose to receive all or any part of the Stock Equivalent Bonus in shares of Sustain common stock, valued at the IPO price.

NOTE: This Addendum applies only to the Holder’s Certificate. In a Triggering Event, DJC may, but is not obligated to, pay additional bonuses in its absolute discretion to employees and independent contractors of Sustain, including the Holder.

FORM OF STOCK EQUIVALENT BONUS ELECTION

I, ______________________________________, am the holder of one or more Non-Negotiable Certificates representing a participant interest in the Daily Journal Corporation Management Incentive Plan based on the earnings of Sustain Technologies, Inc (“Sustain”).  An Addendum is attached to my Certificate(s) giving me the right to elect a “Stock Equivalent Bonus” upon the occurrence of a “Triggering Event” (each as defined in the Addendum).

I hereby elect to receive a Stock Equivalent Bonus upon the occurrence of a Triggering Event, and I understand that upon my receipt of the Stock Equivalent Bonus, my Certificate(s) will be cancelled and be of no further force or effect.

I also understand that for my election to be effective, I must return this election form to the President of Daily Journal Corporation prior to the closing of the Triggering Event.

Finally, if the Triggering Event is an Initial Public Offering (“IPO”) of Sustain (select one):

☐ I wish to receive my Stock Equivalent Bonus in shares of Sustain common stock valued at the IPO price.

☐ I wish to receive my Stock Equivalent Bonus in cash.

_____________________________________
Name

_____________________________________
Date